EXHIBIT 23



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We consent to the incorporation by reference in Registration Statement No.
333-44173 and Registration Statement No. 333-59997 on Forms S-3 of our reports dated March 25, 2009, relating to the financial statements of Merrill Lynch Preferred Capital Trust V and Merrill Lynch Preferred Funding V, L.P. (which reports express unqualified opinions and include an explanatory paragraph regarding Merrill Lynch & Co., Inc. becoming a wholly-owned subsidiary of Bank of America Corporation on January 1, 2009) appearing in this Annual Report on Form 10-K of Merrill Lynch Preferred Capital Trust V and Merrill Lynch Preferred Funding V, L.P. for the year ended December 26, 2008.

/s/ Deloitte & Touche LLP


New York, New York
March 25, 2009